News

DENBURY ANNOUNCES RESULTS OF EXCHANGE OFFERS

PLANO, TX – January 8, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced that upon the January 5, 2018 expiration of its previously announced private exchange offers (the “Exchange Offers”), eligible holders of outstanding senior subordinated notes due 2021, 2022 and 2023 (collectively, the “Old Notes,” as defined below), agreed to exchange approximately $174.3 million in aggregate principal amount of Old Notes for approximately $133.5 million in “New Notes” (as defined below).

The New Notes consist of approximately $74.1 million in aggregate principal amount of 9¼% Senior Secured Second Lien Notes due 2022 (the “New 9¼% Second Lien Notes”) and approximately $59.4 million in aggregate principal amount of new 5% Convertible Senior Notes due 2023 (the “New 5% Convertible Senior Notes”).

The Old Notes exchanged consist of approximately $11.6 million in aggregate principal amount of 6⅜% Senior Subordinated Notes due 2021 (the “2021 Notes”), approximately $94.2 million in aggregate principal amount of 5½% Senior Subordinated Notes due 2022 (the “2022 Notes”), and approximately $68.5 million in aggregate principal amount of 4⅝% Senior Subordinated Notes due 2023 (the “2023 Notes”).

Combining the previously announced privately negotiated note exchanges with institutional investors that closed on December 6, 2017, and the exchanges described above which are scheduled to close on January 9, 2018, the Company will have issued approximately $455.7 million aggregate principal amount of New 9¼% Second Lien Notes, approximately $59.4 million aggregate principal amount of New 5% Convertible Senior Notes, and approximately $84.7 million aggregate principal amount of new 3½% Convertible Senior Notes due 2024 (“New 3½% Convertible Senior Notes”) in exchange for approximately $11.6 million in aggregate principal amount of its 2021 Notes, approximately $458.3 million in aggregate principal amount of its 2022 Notes and approximately $314.3 million in aggregate principal amount of its 2023 Notes, all as reflected in the table below.

Amounts in millions	Principal Amount Outstanding as of September 30, 2017	Principal Exchanged	Pro Forma Principal Amount Outstanding upon January 9, 2018 Closing
Old Notes Exchanged
6⅜% Senior Subordinated Notes due 2021	$215.1	$(11.6)	$203.5
5½% Senior Subordinated Notes due 2022	772.9	(458.3)	314.6
4⅝% Senior Subordinated Notes due 2023	622.3	(314.3)	308.0
New Notes Issued in Exchange Transactions
9¼% Senior Secured Second Lien Notes due 2022	—	455.7	455.7
5% Convertible Senior Notes due 2023	—	59.4	59.4
3½% Convertible Senior Notes due 2024	—	84.7	84.7
Total (1)	$1,610.3	$(184.4)	$1,425.9

(1)
Total debt principal balances in the table above reflect only those issuances impacted in the recent exchange transactions, and are not intended to reflect the Company’s total debt principal outstanding.

Effective upon the January 9th closing, the two sets of exchanges will result in an aggregate net reduction of outstanding debt principal of approximately $184 million. This aggregate net debt reduction would increase to approximately $269 million if all of the New 3½% Convertible Senior Notes convert to Denbury common stock, and would increase to approximately $329 million if all of the New 5% Convertible Senior Notes also convert into Denbury common stock.

The New Notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold within the United States, or to or for the account or benefit of any U.S. person, absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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